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                                                                    EXHIBIT 23.5

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statements of The News Corporation Limited (Form F-4) and of Fox Entertainment Group, Inc. (Form S-4) for the registration of US$150,000,000 of 4.750% senior notes due 2010 and US$350,000,000 of 6.550%
senior notes due 2033 and to the incorporation by reference therein of our report dated March 25, 2003, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. and subsidiaries included in The News Corporation Limited's Annual Report (Form 20-F/A) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & Young LLP

Los Angeles, California
August 13, 2003